Exhibit 99.1

Protective Life Corporation

Post Office Box 2606

Birmingham, AL  35202

205-268-1000

FOR IMMEDIATE RELEASE

Protective Reports Fourth Quarter and Full-Year 2011 Financial Results

•      Fourth quarter operating earnings up 60% to $87 million or $1.02 per share

•      Annual operating earnings up 32% to $316 million or $3.65 per share

•      40% of earnings returned to shareowners in dividends and share repurchase during 2011

•      Full-year operating ROE 10.0% in 2011

BIRMINGHAM, Alabama (February 9, 2012) — Protective Life Corporation (NYSE: PL) (“PLC” or “the Company”) today reported results for the fourth quarter of 2011. Net income available to PLC’s common shareowners for the fourth quarter of 2011 was $89.9 million or $1.06 per average diluted share, compared to $78.6 million or $0.90 per average diluted share in the fourth quarter of 2010.  After-tax operating income was $86.5 million or $1.02 per average diluted share, compared to $54.1 million or $0.62 per average diluted share in the fourth quarter of 2010.

Net income available to PLC’s common shareowners for the twelve months ended December 31, 2011 was $339.1 million or $3.92 per average diluted share, compared to $260.2 million or $2.97 per average diluted share for the twelve months ended December 31, 2010. After-tax operating income was $316.1 million or $3.65 per average diluted share, compared to $239.0 million or $2.73 per average diluted share for the twelve months ended December 31, 2010.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We finished 2011 on a very strong note.  For the year, operating earnings were up 32%, net income reached a record level and we achieved a full-year operating ROE of 10%.  The earnings momentum of our franchise returned to pre-financial crisis levels, and we well exceeded our financial plans for the year.  In addition, our retail product segments achieved or exceeded our sales goals for the year; credit quality improved and yields were resilient in our investment portfolio; we successfully managed the integration of two major acquisitions; we repurchased 4.1 million shares; and we estimate our statutory RBC ratio to be approximately 425% at year end.  Notwithstanding a challenging macroeconomic environment, we are off to a good start in 2012, and we expect our positive momentum to continue during the year.”

Business Segment Results

Fourth Quarter and Full Year

The table below sets forth business segment operating income before income tax for the periods shown:

(dollars in thousands)	4Q11	4Q10	2011	2010
Operating Income Before Income Tax
Life Marketing	$36,010	$40,169	$116,274	$147,470
Acquisitions	41,545	21,718	157,393	111,143
Annuities	29,482	12,405	110,726	53,901
Stable Value Products	14,226	8,862	56,780	39,207
Asset Protection	6,571	5,060	24,662	29,897
Corporate & Other	(4,416)	(9,703)	5,767	(25,053)
	$123,418	$78,511	$471,602	$356,565

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

(dollars in thousands)	4Q11	4Q10	2011	2010
Operating income before income tax	$123,418	$78,511	$471,602	$356,565
Realized investment gains (losses)	6,656	40,822	38,045	38,052
Less:
Periodic settlements on derivatives	—	42	—	168
Related amortization of deferred policy acquisition costs and value of business acquired	1,493	2,993	2,740	5,141
Income tax expense	38,710	37,655	167,837	129,067
Net income available to PLC’s common shareowners	$89,871	$78,643	$339,070	$260,241

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

(dollars in millions)	4Q11	4Q10	2011	2010
Life Marketing	$25.2	$45.7	$133.2	$171.4
Annuities	689.5	661.8	3,381.2	2,645.0
Stable Value Products	32.9	283.6	798.7	757.6
Asset Protection	105.9	85.3	415.6	342.7

Review of Business Segment Results for Fourth Quarter

Life Marketing

Life Marketing segment pre-tax operating income was $36.0 million in the fourth quarter of 2011 compared to $40.2 million in the fourth quarter of 2010. The decrease was primarily the result of higher legal and other expenses of $5.1 million that were recorded in the fourth quarter of 2011.  This was partially offset by more favorable traditional life mortality experience.  Actual traditional life mortality was 86% of expected in the fourth quarter of 2011 compared to 95% of expected in the fourth quarter of 2010.

Sales were $25.2 million in the current quarter, a decrease of 45% compared to $45.7 million in the fourth quarter of 2010.  Universal life insurance sales (including variable universal life and bank-owned life insurance) represented 99% of total sales this quarter.

Acquisitions

Acquisitions segment pre-tax operating income was $41.5 million in the fourth quarter of 2011 compared to $21.7 million in the same quarter last year. The increase was primarily due to the addition of United Investors Life Insurance Company (“United Investors”) and the Liberty Life Insurance Company (“Liberty Life”) coinsurance business, which together added $20.1 million of operating income, partially offset by expected runoff in other blocks of acquired business.  In addition, the fourth quarter of 2010 included a planned one-time payment of $5.2 million to complete insourcing the administration of a block of business.

Annuities

Annuities segment pre-tax operating income was $29.5 million in the fourth quarter of 2011 compared to $12.4 million in the fourth quarter of 2010.  The current quarter included a favorable $0.8 million impact related to guaranteed benefits of certain variable annuity (“VA”) contracts, as compared to an unfavorable $10.0 million impact in the fourth quarter last year.  The remaining increase in the fourth quarter of 2011 resulted from higher VA fees on a 36% higher balance and higher spreads on fixed annuities.

Net cash flows for the segment remained positive during the quarter. Annuity account values were a record $14.8 billion as of December 31, 2011, an increase of 17% over the past twelve months.

Sales in the fourth quarter of 2011 were $689.5 million compared to $661.8 million in the fourth quarter of 2010. Variable annuity sales were $498.6 million compared to $515.7 million in the fourth quarter of 2010.  Fixed annuity sales were $190.9 million compared to $146.1 million in the prior year’s fourth quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $14.2 million in the fourth quarter of 2011 compared to $8.9 million in the fourth quarter of 2010.  The increase in operating earnings was primarily due to higher operating spreads offset by a decline in the average account balance.  In addition, the fourth quarter of 2010 included $2.0 million of accelerated DAC amortization related to certain retail notes that were called during the quarter.  The operating spread was 201 basis points for the three months ended December 31, 2011, an increase of 83 basis points over the same quarter last year.

Account balances as of December 31, 2011 were $2.8 billion. Total sales were $32.9 million for the three months ended December 31, 2011, compared to $283.6 million in the fourth quarter of 2010.

Asset Protection

Asset Protection segment pre-tax operating income was $6.6 million in the fourth quarter of 2011 compared to $5.1 million in the fourth quarter of 2010.  The increase was primarily the result of an increase in guaranteed asset protection (“GAP”) earnings due to higher volume and lower expenses.  In addition, the fourth quarter of 2010 included $1.2 million of litigation settlement costs. These favorable variances were partially offset by higher loss ratios and lower investment income within the service contract product line.

Sales in the current quarter were $105.9 million, an increase of 24%, compared to the fourth quarter of 2010. Service contract sales increased $17.8 million, or 28%, and sales of the GAP product increased $3.2 million, or 23%, compared to the prior year’s quarter.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $4.4 million in the fourth quarter of 2011 compared to an operating loss of $9.7 million in the fourth quarter of 2010.  The favorable variance was primarily due to growth in core investment income.  For the fourth quarter of 2011, $3.1 million of pre-tax gains were generated from the repurchase of non-recourse funding obligations compared to $5.7 million of pre-tax gains generated by similar repurchases during the fourth quarter of 2010.

Tax Rate

The effective tax rate for the fourth quarter of 2011 was approximately 30.1%.  This resulted in a $0.07 per share increase to operating earnings when compared to our planned tax rate of 34.6%.

Share Repurchase Program

During the fourth quarter of 2011, the Company repurchased 1.1 million shares, at a total cost of $24.2 million.  For the twelve months ended December 31, 2011, the Company repurchased 4.1 million shares, at a total cost of $82.7 million.  The Company has $276 million of remaining capacity under its existing share repurchase program, which extends through December 31, 2014.

Future repurchase activity will depend on many factors, including capital levels, liquidity needs, rating agency expectations, and the relative attractiveness of alternative uses for capital.

Investments

•                  The net unrealized gain position on investments was $1.0 billion, after tax and DAC offsets, an improvement of $688 million compared to December 31, 2010.

•                  Total cash and investments were $35.2 billion as of December 31, 2011.  This includes $0.4 billion of cash and short-term investments.

•                  During the fourth quarter of 2011, the Company had $22.5 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Delinquent mortgage loans and foreclosed properties were $41.4 million as of December 31, 2011, representing 0.8% of the commercial mortgage loan portfolio. This amount includes $16.1 million of loans, representing 0.3% of the commercial mortgage loan portfolio, that were restructured pursuant to the terms of a pooling and servicing agreement.

•                  Net realized investment gains, after tax, of $3.4 million, or $0.04 per average diluted share, were recorded in the fourth quarter of 2011, compared to net realized investment gains, after tax, of $24.6 million, or $0.28 per average diluted share, in the fourth quarter of 2010.

(dollars per average diluted share)	4Q 2011	4Q 2010	2011	2010

Net Realized Investment/Derivative Activity
Net realized gain	$0.18	$0.19	$0.67	$0.42
Modco net realized gain	0.07	0.13	0.23	0.32
Impairments	(0.17)	(0.04)	(0.36)	(0.31)
Derivative activity - interest rate related	(0.01)	0.04	(0.11)	(0.06)
All other	(0.03)	(0.04)	(0.16)	(0.13)
Total	$0.04	$0.28	$0.27	$0.24

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Fourth Quarter and Full Year Consolidated Results

(dollars in thousands; net of income tax)	4Q 2011	4Q 2010	2011	2010

After-tax Operating Income	$86,515	$54,081	$316,122	$238,956
Realized investment gains (losses) and related amortization
Investments	6,071	(52,159)	120,076	70,016
Derivatives	(2,715)	76,721	(97,128)	(48,731)
Net income available to PLC’s common shareowners	$89,871	$78,643	$339,070	$260,241

(dollars per average diluted share; net of income tax)	4Q 2011	4Q 2010	2011	2010

After-tax Operating Income	$1.02	$0.62	$3.65	$2.73
Realized investment gains (losses) and related amortization
Investments	0.07	(0.59)	1.39	0.80
Derivatives	(0.03)	0.87	(1.12)	(0.56)
Net income available to PLC’s common shareowners	$1.06	$0.90	$3.92	$2.97

For information relating to non-GAAP measures (operating income and PLC’s shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

	December 31,	December 31,
(dollars in millions)	2011	2010
PLC’s shareowners’ equity	$4,220	$3,331
Less: Accumulated other comprehensive income	966	293

PLC’s shareowners’ equity, excluding accumulated other comprehensive income	$3,254	$3,038

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

	December 31,	December 31,
(dollars per common share outstanding)	2011	2010
PLC’s shareowners’ equity	$51.68	$38.88
Less: Accumulated other comprehensive income	11.83	3.42

PLC’s shareowners’ equity excluding accumulated other comprehensive income	$39.85	$35.46

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on February 10, 2012 at 10:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-761-0749 (international callers 1-617-614-2707) and entering the conference passcode: 20640606. A recording of the call will be available from 1:00 p.m. Eastern February 10, 2012 until midnight February 23, 2012. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 75152178.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.  The call presentation will be available on the website beginning approximately 30 minutes prior to the conference call.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income (loss) are defined as income (loss) before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”), and value of business acquired (“VOBA”), and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income (loss). Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, pandemics, malicious acts, terrorist acts, and climate change; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if our assumptions regarding the fair value and future performance of our investments differ from actual experience; (9) our use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations or significant and sustained periods of low interest rates could negatively affect our interest earnings and spread income or otherwise impact our business; (12) equity market volatility could negatively impact our business; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient; (14) we are highly regulated and subject to numerous legal restrictions; (15) changes in tax law or interpretations of existing tax law could adversely affect us; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) we, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others; (23) our risk management policies, practices, and procedures could leave us exposed to unidentified or unanticipated risks; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) the occurrence of computer viruses, information security breaches, disasters, or unanticipated events could affect our data processing systems or those of our business partners as service providers; (26) our ability to grow depends in large part upon the continued availability of capital; (27) new accounting rules or changes to existing accounting rules could impact our reported earnings; (28) credit market volatility or disruption could adversely impact us; (29) difficult general economic conditions could materially adversely affect our business and results of operations; (30) we may not be able to protect our intellectual property and may be subject to infringement claims; (31) we could be adversely affected by an inability to access our credit facility; and (32) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of the Company’s most recent Form 10-K for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912